Exhibit 99.1

AHERN RENTALS, INC. ANNOUNCES EXPIRATION OF CONSENT SOLICITATION

LAS VEGAS, Nev., Dec. 28, 2009.  Ahern Rentals, Inc. (“Ahern”) today announced the expiration of its previously announced consent solicitation with respect to its 9 1/4% Second Priority Senior Secured Notes due 2013 (the “Notes”) to amend the indenture and intercreditor agreement governing the Notes (the “Consent Solicitation”).  As planned, the Consent Solicitation expired at 5:00 p.m. New York City time on December 23, 2009 (the “Expiration Time”).

In connection with the Consent Solicitation, the Company received valid consents for approximately $252,472,000 aggregate principal amount of the Notes prior to the Expiration Time, representing approximately 87% of the aggregate principal amount outstanding.

As described in the Consent Solicitation Statement, the form of Consent and the other material accompanying the Consent Solicitation Statement dated December 7, 2009, as supplemented on December 10, 2009 and amended on December 18, 2009 (together, the “Consent Solicitation Statement”), the Company and the indenture trustee have executed the Supplemental Indenture (as defined in the Consent Solicitation Statement) effective as of December 23, 2009.

About Ahern Rentals, Inc.

Ahern Rentals is an equipment rental company with locations primarily in the southwestern United States. Through our network of equipment rental locations, we rent a full range of equipment, sell our used rental equipment, new equipment, parts, supplies and related merchandise, and provide maintenance, repair and other services that supplement our rental activities. The types of equipment we rent range from a fleet of high reach and earth engaging units to hand tools. For more information about Ahern Rentals, visit www.ahern.com.